Exhibit 10.15
May 17, 2019
Robert Muglia
via email
Re: Separation and Advisor Agreement
Dear Bob:
This letter sets forth the substance of the separation and transition agreement (the “Agreement”) that Snowflake Inc. (the “Company”) is offering to you to aid in your employment transition.
1. SEPARATION DATE.   Your last day of work with the Company and your employment termination date was April 26, 2019 (the “Separation Date”). On the Separation Date, the Company paid you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.
2. SEVERANCE BENEFITS.   If you timely sign this Agreement, allow the releases set forth herein to become effective, and remain in compliance with all legal and contractual obligations you owe to the Company, then the Company will provide you with the following severance benefits, which you are accepting in full satisfaction of any obligation for the Company to provide you with severance benefits, including as stated in your May 13, 2014 offer letter (the “Offer Letter”):
(a) Severance Pay.   The Company will pay you the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, in the gross amount of $300,000, subject to standard payroll deductions and withholdings (“Severance Pay”). Your Severance Pay will be paid in a lump sum within three (3) business days after the Effective Date, as defined in Section 12(c).
(b) Health Care Continuation Coverage.   To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) the eighteen (18) month anniversary of the Separation Date; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.
(c) Accelerated Vesting of Stock.   You currently hold 2,588,000 shares of Common Stock that you purchased pursuant to the early exercise of that certain Stock Option Grant Notice and Stock Option Agreement dated February 3, 2017 (the “February 2017

Agreement”). As of your Separation Date, 2,048,834 of those shares were unvested and subject to the Company’s right to repurchase. In accordance with the terms of your Offer Letter, 647,000 shares (which is equal to 12 months of vesting) will become vested as an additional severance benefit. Subject to Section 3(b) below, the Company will retain its right to repurchase your remaining 1,401,834 unvested shares pursuant to the February 2017 Agreement. In addition, if the Company facilitates a program whereby it agrees to repurchase employee owned shares of Common Stock, or if the Company facilitates a program for the resale of employee owned Common Stock (in each case, a “Secondary Market Resale Program”), in either case prior to the eighteen (18) month anniversary of the Separation Date, then the Company agrees that you shall be permitted to participate in such a Secondary Market Resale Program on terms no less favorable than those applicable to the Company’s employees.
3. BOARD RESIGNATION; ADVISOR PERIOD.   As of the Separation Date, you agree to resign from your position on the Company’s Board of Directors (the “Board”) and any other position or office you hold with the Company. Upon your resignation from the Board, and provided you timely sign this Agreement and allow the releases set forth herein to become effective, then as an additional severance benefit, you will be appointed to serve as a Strategic Advisor (“Advisor”) to the Company’s Chief Executive Officer (“CEO”) on the terms and conditions set forth below, commencing immediately after the Separation Date and continuing until terminated as provided herein (the “Advisor Period”).
(a) SERVICES AND TERM.   During the Advisor Period, you shall use your good faith diligent efforts to make yourself available during normal business hours to consult by phone or in person as reasonably requested by the CEO from time to time. During the Advisor Period, you may hold yourself out and use the title of “Strategic Advisor,” but you shall be an independent contractor of the Company and not an employee. As an independent contractor, you will not be eligible to receive any of the benefits the Company provides to employees generally, and will not be authorized to bind or act on behalf of the Company in any agreement or representation, except as expressly authorized in advance in writing by the CEO. You must abide by all Company policies applicable to the performance of your services as an Advisor. Either you or the Company may terminate the Advisor Period at any time for any reason, and you will serve as an Advisor until the earliest of: (i) April 30, 2020; or (ii) your resignation as an Advisor or a request by the CEO that you resign as an Advisor.
(b) COMPENSATION.   You will not receive any cash compensation for your services as an Advisor. The Company will reimburse you for all reasonable and documented expenses incurred in performing services as an Advisor, in accordance with the Company’s business expense reimbursement policy in effect from time to time; provided, that any expense over $5,000 must be pre-approved in writing by the Company to be reimbursable. If you remain in service as an Advisor until April 30, 2020, or if the Company terminates your Advisor role prior to such date, and you otherwise comply with the terms of this Agreement, your remaining 1,401,834 unvested shares shall become vested as of April 30, 2020. If you terminate your Advisor role prior to April 30, 2020, or you otherwise fail to comply in all material respects with the terms of this Agreement (provided you will not be considered non-compliant unless you have received written notice of such non-compliance and at least thirty (30) days to cure such non- compliance, to the extent deemed curable by the Company), the Company will repurchase your remaining unvested shares pursuant to the terms of the Early Exercise Stock Purchase Agreement executed pursuant to the February 2017 Agreement.

(c) NO CONFLICT OF INTEREST.   During the Advisor Period, you may engage in other outside business and professional activities; provided, however, that you agree not to consult, advise, or provide any other services to any company or person that offers products or services that are in conflict with those offered by the Company (which you and the Company agree includes, but is not limited to, Alibaba Group Holding Ltd.; Amazon.com, Inc.; Databricks, Inc.; Alphabet, Inc.; International Business Machines Corp.; Microsoft Corporation; Oracle Corporation; Salesforce.com, Inc.; and Splunk, Inc., and each of their respective subsidiaries and affiliates), and not to otherwise engage in any other activities that may reasonably create a conflict of interest with the Company or interfere with your continuing obligations to the Company (as set forth in Section 7). You agree that all work product you create or contribute to in connection with the performance of the advisory services during the Advisor Period shall be the sole and exclusive property of the Company, and you hereby assign to the Company all right, title, and interest in all such work product.
4. OTHER COMPENSATION OR BENEFITS.   You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).
5. EXPENSE REIMBURSEMENTS.   You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6. RETURN OF COMPANY PROPERTY.   By no later than the close of business on the 60th day following the Separation Date, you shall return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, except such property or documents the Company permits you in writing to retain in connection with your service as an Advisor. You agree that you will make a diligent search to locate any such documents, property and information within the timeframe referenced above. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then as soon as reasonably practicable following the Separation Date, you must permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.
7. PROPRIETARY INFORMATION OBLIGATIONS.   As a further condition of your receipt of the severance benefits in this Agreement, you agree to execute and abide by the Employee Proprietary Information and Inventions Assignment Agreement (“Proprietary Information Agreement”), which is attached hereto as Exhibit A. Without limiting the foregoing, you expressly agree and acknowledge that these obligations under your Proprietary Information Agreement shall be retroactive as of the first date of your employment with the Company and shall continue during the Advisor Period, and you agree to abide by those continuing obligations at any time during which you are serving as an Advisor and thereafter.
8. CONFIDENTIALITY.   The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Governmental Agencies”), or during the course of an investigation or proceeding that may be conducted by any Government Agency; and (d) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
9. SUBSEQUENT COMMUNICATIONS; NONDISPARAGEMENT.
(a) The Company shall determine, in its sole discretion, when and by what means to communicate your scheduled transition out of the Company, which may include issuing the press release and the additional “Statement from the Snowflake Board of Directors” attached to this Agreement as Exhibit B. You agree that any public statement or disclosure by you regarding the reasons for your transition from the Company shall be consistent with Exhibit B.
(b) You further agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations and the Company’s directors and officers agree not to disparage you in any manner likely to be harmful to your personal or professional reputations; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
10. NO VOLUNTARY ADVERSE ACTION; AND COOPERATION.   You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers,directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
11. NO ADMISSIONS.   You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
12. EMPLOYEE’S RELEASE OF CLAIMS.
(a) General Release.   In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).
(b) Scope of Release.   The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c) ADEA Waiver.   You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”), and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).
(d) Excluded Claims.   Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, pursuant to the Company’s Articles of Incorporation or Bylaws, or otherwise under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims arising after the Effective Date with respect to any equity interests you hold in the Company or any of its past or present affiliates; (iv) any vested rights you may have under the employee benefit plans, programs, or policies of the Company and its affiliates; and (v) any claims for breach of this Agreement. You hereby represent and warrant that you are not aware of any claims you have or might have against any of the Released Parties. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Governmental Agency. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
13. COMPANY’S RELEASE OF CLAIMS.   In exchange for your release of claims as provided above and other promises made herein, the Company hereby and forever releases you from any and all claims arising out of or relating to your employment or other relationship with the Company and the conclusion of that employment or other relationship that the Company may possess against you arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date; provided, however, that this release shall not extend to: (1) any claims arising after the date this Agreement is signed, including without limitation any claims for breach of this Agreement; and (2) claims arising at any time for breach of your obligations under your Proprietary Information Agreement. The Company represents and warrants that it is not presently aware of any claims (actual and/or threatened) that you have or might have breached your obligations under the Proprietary Information Agreement.
14. SECTION 1542 WAIVER.   EACH PARTY UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to each party at present, each party acknowledges that such party has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Each party hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to such party’s release of any unknown or unsuspected claims herein.
15. REPRESENTATIONS.   You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.
16. DISPUTE RESOLUTION.   To ensure the timely and economical resolution of disputes that may arise between you and the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, the termination of your employment, or your service as an Advisor, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
17. MISCELLANEOUS.   This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and permitted assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and permitted assigns. You may not assign any of your duties or rights hereunder without the written consent of a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and signatures transmitted by PDF shall be equivalent to original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
I wish you good luck in your future endeavors.
Sincerely,

SNOWFLAKE COMPUTING, INC.

By:	/s/ Frank Slootman
Frank Slootman
Chief Executive Officer
Exhibit A - Employee Proprietary Information and Inventions Assignment Agreement
Exhibit B - Press Release and Statement from the Board
ACCEPTED AND AGREED:

/s/ Robert Muglia
Robert Muglia

May 17, 2019
Date

EXHIBIT A
EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Exhibit B
PRESS RELEASE
Snowflake Inc., the only data warehouse built for the cloud, today appointed Frank Slootman as its Chairman and Chief Executive Officer. Former CEO, Bob Muglia, has left the company after leading Snowflake through five years of unprecedented growth.
Between 2011 and 2017, Slootman was Chairman and CEO of ServiceNow – one of the world’s leading SaaS providers – taking it from under $100M in revenue, through a successful IPO, to $1.4B in revenue. Prior to that, Slootman was Chairman and CEO of Data Domain – a company he led from the very early stages, through to an IPO and ultimately to a $2.4B sale to EMC.
“Snowflake is one of the most significant new companies in Silicon Valley and we believe Frank is the right leader at this juncture to fully realize that potential,” said Mike Speiser, Director at Snowflake, “The best time to make a change is when things are going well. We’re thrilled to have Frank take the helm at Snowflake. We also wish to recognize the incredible role Bob Muglia has played over the past five years to get us to this point.”
"Snowflake is a special company,” said Frank Slootman. “There is a lot of software running in the cloud but very little of it fully exploits its scale, performance, elasticity and economics. Snowflake does, and it is poised to become the leading data platform of the cloud era.”
STATEMENT FROM THE SNOWFLAKE BOARD OF DIRECTORS
The Snowflake Board of Directors would like to thank Bob Muglia for his tireless effort and dedication to building the Snowflake business over the past five years. Bob is a high integrity leader and leaves us with an excellent reputation. We look forward to working with Bob through this transition and wish him the very best in his future endeavors.
“It has been an honor and a privilege to lead the Snowflake team over the past 5 years as we’ve built the world’s best cloud data warehouse”, said Bob Muglia, “Our success is founded upon our values, foremost of which is putting the customer first. I look forward to assisting as an advisor during the transition and am confident the Snowflake team will take our success to the next level.”